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                                                   EX-99.B.(1)(b)


                      TOTAL RETURN U.S. TREASURY FUND, INC.

                             ARTICLES SUPPLEMENTARY

        TOTAL RETURN U.S. TREASURY FUND, INC. having its principal office in the City of Baltimore, certifies that:

                           FIRST: The total number of shares of capital stock
                  which the Corporation shall have the authority to issue is one hundred (100) million shares, of the par value of 1 mil ($.001) per share and of the aggregate par value of one hundred thousand dollars ($100,000), all of which shares are designated Common Stock. Unless otherwise prohibited by law, so long as the corporation is registered as an open-end investment company under the 1940 Act, the Board of Directors of the Corporation shall have the power and authority, without the approval of the holders of any outstanding shares, to increase or decrease the number of shares of capital stock of any class or series that the Corporation has authority to issue.

                           SECOND: Immediately before the increase the
                  corporation was authorized to issue fifty (50) million shares, of the par value of 1 mil ($.001) per share and of the aggregate par value of fifty thousand dollars ($50,000), all of which shares were designated Common Stock. As increased, the Corporation is authorized to issue a total of one hundred
                  (100) million shares of Common Stock, par value $.001, having an aggregate par value of $100,000.

                           THIRD: The Corporation is registered as an open-end
                  investment company under the Investment Company Act of 1940, as amended.

                  IN WITNESS WHEREOF, Total Return U.S. Treasury Fund, Inc. has caused these Articles Supplementary to be executed by one of its Vice-Presidents and its corporate seal to be affixed and attested by its Secretary on this 18th day of December, 1991. The Vice-President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties for perjury that to the best of his knowledge, information and belief the matters and facts relating to approval hereof are true in all material respects.

[CORPORATE SEAL]


                                    TOTAL RETURN U.S. TREASURY FUND, INC.



                                    By: /s/ Edward J. Veilleux
                                        ---------------------------
                                        Vice-President




Attest: /s/ Brian C. Nelson
        -------------------
        Secretary